SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the registrant |X|

Filed by a party other than the registrant |_|

Check the appropriate box:

       |_|      Preliminary Proxy Statement
       |_|      Confidential, for Use of the Commission Only (as permitted by
                Rule 14a-6(e)2))
       |X|      Definitive Proxy Statement
       |_|      Definitive Additional Materials
       |_|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12


                    HOSPITALITY WORLDWIDE SERVICES, INC.
------------------------------------------------------------------------------
                (Name of Registrant as Specified in Charter)



------------------------------------------------------------------------------
    (Name of Person(s) filing Proxy Statement, if other than Registrant)


       Payment of filing fee (check the appropriate box):

   |X|      No fee required.

   |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)      Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------


   (2)      Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------


   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------


   (4)      Proposed maximum aggregate value of transaction:

   (5)      Total fee paid:

   |_|      Fee paid previously with preliminary materials.


   |_|      Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)      Amount Previously Paid:



--------------------------------------------------------------------------------


   (2)      Form, Schedule or Registration Statement no.:



--------------------------------------------------------------------------------


   (3)      Filing Party:



--------------------------------------------------------------------------------


         (4)      Date Filed:

                      HOSPITALITY WORLDWIDE SERVICES, INC.

                                 450 PARK AVENUE
                                   SUITE 2603
                            NEW YORK, NEW YORK 10022


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of Hospitality Worldwide Services, Inc.

         Please take notice that the Annual Meeting of Shareholders of Hospitality Worldwide Services, Inc., a New York corporation (the "Company"), will be held at The Harmonie Club, 4 East 60th Street, New York, New York, on September 22, 1997 at 10:00 A.M. for the following purposes:

          1. To elect 7 members of the Board of Directors to serve until the 1998 Annual Meeting of Shareholders.

          2. To ratify the appointment of BDO Seidman, LLP as independent auditors for the year ending December 31, 1997.

          3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on August 26, 1997 as the record date for the purpose of determining the shareholders entitled to notice of, and to vote at, the meeting.

         YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

         You may revoke your proxy for any reason at any time prior to the voting thereof, and if you attend the meeting in person you may withdraw the proxy and vote your own shares.


                              By Order of the Board of Directors,

                              HOWARD G. ANDERS
                              Executive Vice President,
                              Chief Financial Officer and Secretary

New York, New York
August 28, 1997

                      HOSPITALITY WORLDWIDE SERVICES, INC.
                                 450 PARK AVENUE
                                   SUITE 2603
                            NEW YORK, NEW YORK 10022


                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 22, 1997



         The proxy accompanying this proxy statement (the "Proxy Statement") is solicited by the Board of Directors (the "Board of Directors") of Hospitality Worldwide Services, Inc., a New York corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at The Harmonie Club, 4 East 60th Street, New York, New York, on Monday, September 22, 1997 at 10:00 A.M. and at any adjournment or adjournments thereof (the "Annual Meeting").

         The approximate date of mailing of this Proxy Statement and the accompanying proxy to shareholders is August 28, 1997.

                        RECORD DATE AND VOTING SECURITIES

         Only holders of the Company's Common Stock, $.01 par value (the "Common Stock"), of record at the close of business on August 26, 1997 will be entitled to notice of and to vote at the Annual Meeting or at any adjournment or adjournments thereof. On that date, 7,814,739 shares of Common Stock were issued and outstanding. Each outstanding share entitles the holder thereof to one vote.

                            PROXIES AND VOTING RIGHTS

         Shares of Common Stock represented by proxies in the accompanying form that are properly executed and duly returned will be voted in accordance with the instructions specified therein. If no instructions are given, such proxies will be voted in accordance with the recommendations of the Board of Directors as indicated in this Proxy Statement. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such revocation will not affect a vote on any matters taken prior thereto. The mere presence at the Annual Meeting of the person appointing a proxy will not revoke the appointment. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee, who does not have discretionary voting power with respect to that item, has not received instructions from the beneficial owner. Broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of the majority of the votes present and, therefore, do not have the effect of votes in opposition in such tabulations. Broker non-votes are not counted for purposes of determining whether a proposal has been approved, whereas abstentions are counted in tabulations of the vote cast on proposals presented to shareholders. Proxies marked as abstaining with respect to the proposal to ratify the appointment of independent auditors will have the effect of a vote against such proposals.

         The solicitation of proxies in the accompanying form is made by the Board of Directors and the cost thereof will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and other employees of the Company may also solicit proxies personally or by mail, telephone or telegraph, but they will not receive additional compensation for such services. Brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of Common Stock in their names will be requested by the Company to forward proxy materials to their principals and will be reimbursed for their reasonable out-of-pocket expenses in such connection.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information concerning ownership of the Common Stock as at June 30, 1997 by (i) each director and nominee for director,
(ii) each executive officer, (iii) all directors, director nominees and executive officers as a group, and (iv) each person who, to the knowledge of management, owned beneficially more than 5% of the Common Stock. Unless otherwise indicated, the address of each person listed below is 450 Park Avenue, Suite 2603, New York, New York 10022.


                                                                                                 Percent of Outstanding
                 Beneficial Owner(1)                           Shares Beneficially Owned             Common Stock(2)
---------------------------------------------------      ----------------------------------      ---------------------
Watertone Holdings L.P................................                         1,800,000                       23.0%
c/o Varner Stephens Humphries & White
335 Cumberland Circle, Suite 1700
Atlanta, Georgia 30339

Watermark Limited, LLC................................                         1,800,000(3)                    23.0%
c/o Varner Stephens Humphries & White
335 Cumberland Circle, Suite 1700
Atlanta, Georgia 30339

Robert A. Berman......................................                         1,800,000(3)                    23.0%

Watertone L.L.C.......................................                           500,000(4)                     6.4%
c/o Relco Inc.
3 Stamford Landing
46 Southfield Avenue
Stamford, CT 06902

Joel A. Asen..........................................                           500,000(4)                     6.4%
445 Old Academy Road
Fairfield, Connecticut 06430

John A. Garraty, Jr...................................                           500,000(4)                     6.4%
c/o Kelley Drye & Warren
101 Park Avenue
New York, New York 10178

E.W. Plaut............................................                           500,000(4)                     6.4%
c/o Relco Inc.
3 Stamford Landing
46 Southfield Avenue
Stamford, Connecticut 06802

Tova Schwartz.........................................                           493,155                        6.3%
11 Wedgewood Lane
Lawrence, New York 11559

Richard A. Bartlett...................................                           408,166(5)                     5.0%


                                                                                                 Percent of Outstanding
                 Beneficial Owner(1)                           Shares Beneficially Owned             Common Stock(2)
---------------------------------------------------      ----------------------------------      ---------------------
Jerry M. Seslowe......................................                           403,334(6)                     5.0%
2 Chanticlare Drive
Manhasset, New York 11030

John C. Shaw..........................................                           406,666(7)                     5.0%
16 Ledge Road
Old Greenwich, Connecticut 06870

Leonard Parker........................................                           300,000                        3.8%

Douglas Parker........................................                           190,000                        2.4%

Howard G. Anders......................................                           154,500(8)                     1.9%

Alan G. Friedberg.....................................                           210,000(9)                     2.6%

Guillermo A. Montero..................................                           150,000(10)                    1.9%

Scott A. Kaniewski....................................                             2,000                         *

Louis K. Adler........................................                            75,000                        1.0%

George C. Asch........................................                            75,000                        1.0%

All Officers and Directors as a group (10 persons)....                         3,364,666(11)                   39.1%

------------------
* Less than 1%.

(1) Except as outlined herein, the persons named in the table, to the Company's knowledge, have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2) Calculations assume that all options and warrants which are exercisable within 60 days after July 31, 1997 have been exercised.

(3) Consists of 1,800,000 shares of Common Stock held by Watertone Holdings L.P. as to which each of Watermark Limited, LLC ("Watermark") and Robert A. Berman are attributed beneficial ownership pursuant to Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended ("Rule 13d-3"). Watermark, as general partner of Watertone Holdings, L.P., has sole power to vote and dispose of the 1,800,000 shares of Common Stock. Mr. Berman, as Manager of Watermark, has sole power to vote and dispose of the 1,800,000 shares of Common Stock.

(4) Consists of 500,000 shares of Common Stock held by Watertone, L.L.C. as to which each of Joel A. Asen, John A. Garraty, Jr. and E.W. Plaut are attributed beneficial ownership pursuant to Rule 13d-3. Messrs. Asen, Garraty and Plaut, as Managers of Watertone, L.L.C., each have shared power to vote and dispose of the 500,000 shares of Common Stock held by Watertone L.L.C.

(5) Consists of (i) 108,166 shares of Common Stock owned individually by Mr. Bartlett; and (ii) 300,000 shares of Common Stock issuable upon exercise of a presently exercisable option granted to Resource Holdings Associates, L.P. ("Resource Holdings") by the Company (the "Option") as to which Mr. Bartlett is attributed beneficial ownership pursuant to Rule 13d-3. Mr. Bartlett has sole power to vote and dispose of the 108,166 shares of Common Stock he owns individually. Mr. Bartlett, as a Managing Director of Resource Holdings Limited ("Resource Limited"), the general partner of
     Resource Holdings has shared power to vote and dispose of the 300,000 shares of Common Stock issuable upon exercise of the Option.

(6) Consists of (i) 103,334 shares of Common Stock owned individually by Mr. Seslowe; and (ii) 300,000 shares of Common Stock issuable upon exercise of the Option as to which Mr. Seslowe is attributed beneficial ownership pursuant to Rule 13d-3. Mr. Seslowe has sole power to vote and dispose of the 103,334 shares of Common Stock he owns individually. Mr. Seslowe, as a Managing Director of Resource Limited, the general partner of Resource Holdings, has shared power to vote and dispose of the 300,000 shares of Common Stock issuable upon exercise of the Option.

(7) Consists of (i) 95,516 shares of Common Stock owned individually by Mr. Shaw; (ii) 300,000 shares of Common Stock issuable upon exercise of the Option as to which Mr. Shaw is attributed beneficial ownership pursuant to Rule 13d-3; and (iii) 11,150 shares of

     Common Stock held by the Shaw Foundation, as to which Mr. Shaw is attributed beneficial ownership pursuant to Rule 13d-3. Mr. Shaw has sole power to vote and dispose of the 95,516 shares of Common Stock he owns individually and the 11,150 shares of Common Stock held by the Shaw Foundation. Mr. Shaw, as a Managing Director of Resource Limited, the general partner of Resource Holdings, has shared power to vote and dispose of the 300,000 shares of Common Stock issuable upon exercise of the Option.

(8) Consists of (i) 4,500 shares of Common Stock owned individually by Mr. Anders; and (ii) 150,000 shares of Common Stock issuable upon exercise of presently exercisable options currently held by Mr. Anders.

(9) Consists of (i) 10,000 shares of Common Stock held individually by Mr. Friedberg; and (ii) 200,000 shares of Common Stock issuable upon exercise of presently exercisable options currently held by Mr. Friedberg.

(10) Consists of 150,000 shares of Common Stock issuable upon exercise of presently exercisable options currently held by Mr. Montero. Does not include 19,792 shares of Common Stock held by Mr. Montero's wife Maria Elizabeth Leon, as to which Mr. Montero disclaims beneficial ownership pursuant to Rule 16a-1(a)(2)(ii)(A) of the Exchange Act.

(11) Includes 800,000 shares of Common Stock issuable upon exercise of presently exercisable options at a weighted average exercise price of $2.28 per share.

                           -------------------------

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         Directors of the Company hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. If no contrary instructions are indicated, proxies will be voted for the election of Leonard F. Parker, Robert A. Berman, Douglas Parker, Louis
K. Adler, George Asch, Richard A. Bartlett and Scott A. Kaniewski, the seven nominees of the Board of Directors. All nominees are currently directors of the Company. The terms of the current directors expire at the Annual Meeting and when their successors are duly elected and qualified. The Company does not expect that any of the nominees will be unavailable for election, but if that should occur before the Annual Meeting, the proxies will be voted in favor of the remaining nominees and may also be voted for a substitute nominee or nominees selected by the Board of Directors. The names of the nominees and certain information concerning them are set forth below:


Name                      Age             Position
----                      ---             --------

Leonard F. Parker         67              Chairman of the Board

Robert A. Berman          37              President, Chief Executive Officer
                                          and Director

Douglas A. Parker         39              President-- Purchasing Division and
                                          Director; President of The Leonard
                                          Parker Company

Louis K. Adler            62              Director

George Asch               60              Director

Richard A. Bartlett       40              Director

Scott A. Kaniewski        32              Director


         LEONARD F. PARKER has been Chairman of the Board of the Company since March 1997. In 1969 Leonard Parker founded The Leonard Parker Company, a wholly-owned subsidiary of the Company ("LPC"). Mr. Parker is a graduate of Tulane University and served in the United States Air Force. Prior to founding LPC, Mr. Parker was employed from 1950 by Maxwell Company, an interior design and furnishing Company. Mr. Parker is a director of Pompeii Casual Furniture and the Douglas Gardens Home for the Aged. He also serves on various committees for the Special Olympics. Leonard Parker is the father of Douglas Parker.

         ROBERT A. BERMAN has been President and Chief Executive Officer and a director of the Company since March 1997. Prior to joining the Company, Mr. Berman served as the Managing Director of Watermark from September 1992 to March 1997 and is currently the sole Manager of Watermark. Mr. Berman is also Vice Chairman and a director of Unistar Gaming Corporation, a wholly-owned subsidiary of Executone Information Systems, and a director of Catskill Development, LLC, the owner of an operating harness track.

         DOUGLAS A. PARKER has been President-Purchasing Division and a director of the Company since March 1997. Mr. Parker is also President of LPC. Mr. Parker, a graduate of Tulane University in International Business, has been with LPC for 17 years. Mr. Parker is responsible for the development of the overseas offices in South Africa, Singapore and United Arab Emirates, coordinating the international operations and sales, as well as vendor and client relationships. Mr. Parker is also a director of Shelby Williams Industries, Inc. Douglas Parker is the son of Leonard Parker.

         LOUIS K. ADLER has been a director of the Company since September 1996. Mr. Adler has been a private investor for over five years in Houston, Texas. He has been Chairman of the Board and President of Bancshares, Inc. (Houston, TX) since 1973; Vice Chairman of the Board since 1992 and a director since 1988 of Luther's Bar-B- Q, Inc., a group of twenty restaurants in Texas, Louisiana and Colorado; a director, Secretary and Treasurer of Warwick Communications, Inc. since 1993; and a director and officer of several other private companies. Mr. Adler is also a trustee and the President of the Adler Foundation and member of the Dean's Advisory Counsel of Goizueta Business School of Emory University.

         GEORGE ASCH has been a director of the Company since September 1996. Since September 1994, Mr. Asch has been a Vice President of Gray, Seifert and Co., Inc. an investment management company which became a wholly-owned independent subsidiary of Legg Mason, Inc. in April 1994. For 25 years prior to joining Gray Seifert and Co., Inc. in August 1990, Mr. Asch served as President of a manufacturing company. He currently serves on the boards of various philanthropic organizations, including the Montefiore Medical Center and the Price Foundation. He is a graduate of Columbia College and served as an officer in the United States Navy.

         RICHARD A. BARTLETT has been a director of the Company since September 1996. Mr. Bartlett is a Managing Director of Resource Limited, a private merchant banking firm in New York City. He specializes in legal aspects of mergers, acquisitions and other corporate restructurings. In that capacity, he sits and has sat on the board of various companies in which Resource Limited and its principals have made investments. From 1987 to 1993, he was a member of the Council of Foreign Relations and is a member of the New York State Bar. Mr. Bartlett received a law degree from Yale Law School and received his B.A. from Princeton University.

         SCOTT A. KANIEWSKI has been a director of the Company since March 1996. Mr. Kaniewski has been a Member of Watermark since February 1995 and the Managing Director of Watermark since May 1997. Prior to his involvement with Watermark, Mr. Kaniewski held several positions with VMS Realty Partners, including Vice President of Hotel Investments from December 1988 to March 1995. He is a Certified Public Accountant and a member of the Illinois CPA Society.

         The following table and paragraphs set forth information regarding the executive officers who are not standing for election as directors of the Company.



NAME                        AGE             POSITION

Howard G. Anders            54              Chief Financial Officer, Executive
                                            Vice President and Secretary

Alan G. Friedberg           38              President-- Renovation Division

Guillermo A. Montero        38              President of Hospitality Restoration
                                            and Builders, Inc.



         HOWARD G. ANDERS has been Executive Vice President, Chief Financial Officer and Secretary of the Company since February 1996 and was the Executive Vice President, Chief Operating Officer and a director of the Company from October 1994 to November 1995. From December 1995 to February 1996, Mr. Anders was an independent consultant. Mr. Anders served as Vice President and Chief Financial Officer of Alpine Lace Brands, Inc. in Maplewood, New Jersey from April 1992 to October 1994. From April 1983 to April 1992, Mr. Anders was President and Chief Operating Officer of North Hills Electronic, Inc. in Glen Cove, New York. Mr. Anders is a graduate of Rutgers University and attended the Harvard Business School PMD Program.

         ALAN G. FRIEDBERG has been President -- Renovation Division of the Company since March 1997. Previously, he was the Chief Executive Officer, President and a director of the Company from February 1996 to March 1997. He became the Chief Executive Officer of Hospitality Restoration and Builders, Inc., a wholly-owned subsidiary of the Company ("HRB") in August 1995. Prior thereto, Mr. Friedberg was the founder and Chief Executive Officer of AGF Interior Services, Inc. ("AGF").

         GUILLERMO A. MONTERO has been President of HRB since March 1997. Mr. Montero has been a senior executive officer of HRB since August 1995 and prior thereto was associated with AGF since 1979. Mr. Montero attended Oglethorpe University and Georgia Tech, receiving a B.A. degree in 1982.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors held three meetings during the fiscal year ended December 31, 1996. From time to time during such fiscal year, the members of the Board of Directors acted by unanimous written consent. The Board of Directors has established standing Audit and Compensation Committees. The Audit Committee exercises the power which the Board of Directors would otherwise hold with respect to matters pertaining to the audit of the financial statements of the Company and related financial matters. The Audit Committee consists of Messrs. Bartlett and Kaniewski. The Audit Committee did not meet during the fiscal year ended December 31, 1996. The Compensation Committee exercises the power which the Board of Directors would otherwise hold with respect to (i) the grant of options under the Employee Plan; and (ii) the compensation and benefits of all officers of the Company. The Compensation Committee consists of Messrs. Adler and Asch. The Compensation Committee met once during the fiscal year ended December 31, 1996.

BOARD OF DIRECTORS COMPENSATION

         The Company does not currently compensate directors who are also executive officers of the Company for service on the Board of Directors. Directors are reimbursed for their expenses incurred in attending meetings of the Board of Directors. In addition, outside directors are entitled to receive options under the Company's 1996 Outside Directors' Stock Option Plan.

EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Tova Schwartz, who served as Chief Executive Officer of the Company from its inception until February 1996 and Alan
G. Friedberg, who served as Chief Executive Officer of the Company from February 1996 to March 1997 and is currently the President of the Company's Renovation Division, Howard G. Anders and Guillermo A. Montero, the Company's two most highly compensated executives (collectively, the "Named Executive Officers"). There is no other executive officer of the Company whose salary and bonus exceeded $100,000 with respect to the fiscal years ended December 31, 1996, 1995 and 1994. Robert A. Berman, who became the Company's Chief Executive Officer in March 1997, is paid an annual salary of $215,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                             Long-term
                                       Annual Compensation(1)                                              Compensation
----------------------------------------------------------------------------------------                      Awards

                                                                                                            Securities
Name and                                                                                                    Underlying
Principal Position                        Year              Salary($)               Bonus($)                Options(#)
------------------                        ----              ---------               --------                ----------

Alan G. Friedberg(2)..............        1996              $225,000                 $75,000                  400,000
                                          1995              $110,520                   --                       --
                                          1994                 --                      --                       --

Guillermo A. Montero(3)...........        1996              $190,000                 $76,665                  300,000
                                          1995              $ 83,337                   --                       --
                                          1994                 --                      --                       --

Howard G. Anders(4)...............        1996              $150,000                 $25,000                  100,000
                                          1995              $128,333                   --                      50,000
                                          1994              $ 39,999                   --                      50,000

Tova Schwartz(5)..................        1996                 --                      --                       --
                                          1995              $103,992                   --                       --
                                          1994              $100,000                 $83,333                    --


(1) Perquisites and other personal benefits, securities or property to each executive officer did not exceed the lesser of $50,000 or 10% of such executive's salary and bonus.
(2) Mr. Friedberg joined the Company in August 1995 as the Chief Executive Officer of HRB. In February 1996, he became the Chief Executive Officer and a director of the Company. Currently, Mr. Friedberg is the President-Renovation Division of the Company.
(3) Mr. Montero joined the Company in August 1995 as Vice President-Operations and Chief Operating Officer of HRB. Currently, Mr. Montero is President of HRB.
(4) Mr. Anders joined the Company in October 1994 as Executive Vice President, Chief Operating Officer and a director. In February 1996, he resigned as a director of the Company and became the Chief Financial Officer, Executive Vice President and Secretary of the Company.
(5) Ms. Schwartz served as the Company's Chief Executive Officer and President from its inception until she resigned in February 1996.

         The following table sets forth certain information regarding stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS


                           Number of Securities   % of Total Options
                            Underlying Options   Granted to Employees     Exercise or Base
Name                            Granted(#)          in Fiscal Year          Price ($/Sh)               Expiration Date
----                            ----------          --------------          ------------               ---------------
Alan G. Friedberg.........        400,000                 43%                   $2.75                      9/26/06

Guillermo Montero.........        300,000                 32%                   $2.75                      9/26/06

Howard G. Anders..........        100,000                 11%                   $2.75                      9/26/06

         The   following   table  sets  forth  certain   information   regarding
unexercised stock options held by the Named Executive Officers as of December 31, 1996.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                     Number of Securities Underlying                 Value of Unexercised In-the-
                                          Unexercised Options At                           Money Options at
                                             December 31, 1996                          December 31, 1996 $(1)
           Name                         Exercisable/unexercisable                     Exercisable/unexercisable
           ----                         -------------------------                     -------------------------

Alan G. Friedberg.........                   200,000/200,000                              $800,000/$800,000

Guillermo Montero.........                   150,000/150,000                              $600,000/$600,000

Howard G. Anders..........                    150,000/50,000                              $747,500/$200,000

(1) On December 31, 1996, the last reported sales price of the Common Stock on Nasdaq was $6.75 per share. ------

1996 STOCK OPTION PLAN

         In September 1996, the Company's Board of Directors adopted, and the Company's shareholders approved, the 1996 Stock Option Plan (the "Employee Plan"). The purpose of the Employee Plan is to promote the success of the Company by providing additional incentive to the officers and employees of the Company who are primarily responsible for the management and growth of the Company, or otherwise materially contribute to the conduct and direction of its business, operations and affairs, in order to strengthen their desire to remain in the employ of the Company and to stimulate their efforts on behalf of the Company, and to retain and attract to the employ of the Company persons of competence.

         The Employee Plan provides that the maximum number of shares of Common Stock reserved for awards thereunder shall be 1,700,000. As of the date of this Proxy Statement, options to purchase 1,189,000 shares of Common Stock have been granted under the Employee Plan at a weighted average exercise price of $3.62 per share, of which 1,168,250 remain outstanding. The Employee Plan provides for the grant of (i) options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and (ii) options not intended to so qualify. The exercise price of options granted under the Employee Plan may be less than, more than or equal to the fair market value of such shares on the date of grant; provided, however, that the exercise price of an Incentive Stock Option at the time of grant thereof shall (i), if such Incentive Stock Option is being granted to a 10% shareholder, be at least 110% of the fair market value on the date of grant and (ii), if such Incentive Stock Option is being granted to any other person, be at least 100% of the fair market value on the date of grant. Any options granted under the Employee Plan that shall expire, terminate or otherwise be annulled for any reason without having been exercised shall again be available for purposes of the Employee Plan.

         The Employee Plan is administered by the Compensation Committee, which is comprised of not less than two members of the Company's Board of Directors who are "disinterested persons" for purposes of Rule 16b-3 under the Exchange Act. The Committee has the power and authority to grant to eligible persons options to purchase shares of Common Stock under the Employee Plan and to determine the restrictions, terms and conditions of all such options granted as well as to interpret the provisions of the Employee Plan, any agreements relating to awards granted under the Employee Plan, and to supervise the administration of the Employee Plan.

         No Incentive Stock Options may be granted to any person for which the "fair market value," as defined within the Employee Plan, determined as of the time an Incentive Stock Option is granted to such person, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by such person during any calendar year under all plans of the Company and its subsidiaries, shall exceed $100,000.

         Subject to the provisions of the Employee Plan with respect to death, retirement and termination of employment, the term of each option shall be for such period as the Committee shall determine as set forth in the applicable option agreement, but not more than (i) five years from the date of grant in the case of Incentive Stock Options held by 10% or greater shareholders and (ii) ten years from the date of grant in the case of all other Incentive Stock Options.

         The Employee Plan is intended to comply in all respects with Rule 16b-3 under the Exchange Act.

1996 OUTSIDE DIRECTORS' STOCK OPTION PLAN

         In September 1996, the Company's Board of Directors adopted, and the Company's shareholders approved, the 1996 Outside Directors' Stock Option Plan (the "Directors' Plan") for purposes of securing for the Company and its shareholders the benefits arising from stock ownership by outside directors. Each outside director who becomes a director after March 1, 1996 shall receive an initial grant of an option to purchase 15,000 shares of Common Stock. To the extent that shares of Common Stock remain available for the grant of options under the Directors' Plan on April 1 of each year, commencing on April 1, 1997, each outside director shall automatically be granted an option to purchase 10,000 shares of Common Stock. Options granted under the Directors' Plan shall be exercisable in three equal installments, commencing on the first anniversary of the grant date. The exercise price of such options is the closing price of the Company's Common Stock on Nasdaq on the business day immediately prior to grant. As of the date of this Proxy Statement, 250,000 shares of Common Stock have been reserved for issuance under the Directors' Plan and the Company has granted 100,000 options to purchase shares of Common Stock under the Directors' Plan at a weighted average exercise price of $4.10 per share, none of which are currently exercisable. The Directors' Plan is intended to comply in all respects with Rule 16b-3 under the Exchange Act.

1994 NON-STATUTORY STOCK OPTION PLAN

         In 1994, the Company adopted 1994 Non-Statutory Stock Option Plan, which was subsequently terminated. As of the date of this Proxy Statement, options to purchase 50,000 shares of Common Stock are outstanding under such plan.

OTHER

         No director, executive officer or record or beneficial owner of more than five percent of the Company's Common Stock is involved in any material legal proceeding in which he is a party adverse to the Company or has a material interest adverse to the Company.

EMPLOYMENT AGREEMENTS

         Pursuant to that certain Divestiture, Settlement and Reorganization Agreement (the "Divestiture Agreement"), on February 26, 1996 the Company and Tova Schwartz agreed that Ms. Schwartz would provide consulting services to the Company on a part-time basis for a term of three years, to be compensated at a rate of $100,000 per year. As additional consideration for the purchase of the lighting business, the Company agreed to refer lighting business to Ms. Schwartz or an entity controlled by her and Ms. Schwartz agreed to pay commissions to the Company for a period of three years at a rate of 10% (or as negotiated), of the net invoice price of all sales referred to Ms. Schwartz by the Company. As of the date of this Proxy Statement, no commissions have been paid by Ms. Schwartz to the Company.

         In addition, pursuant to the Divestiture Agreement, on February 26, 1996 Mr. Friedberg, Mr. Montero and the Company agreed on the terms of their respective employment with the Company, for an initial term of three years, subject to automatic renewal for successive twelve-month periods unless either party provides the other with a notification of non-renewal. The salary of Mr. Friedberg is $225,000 annually, and Mr. Montero is $190,000 annually and Messrs. Friedberg and Mr. Montero have agreed not to compete with the Company during the two year period after the termination of their employment with the Company.

         On April 1, 1996, the Company entered into a two year employment agreement with Mr. Anders, at an initial base salary of $150,000 per annum, which was increased to $185,000 effective June 1, 1997. Pursuant to such agreement, Mr. Anders has agreed not to compete with the Company during the term of the agreement and for a period of two years thereafter.

         In connection with the acquisition of LPC, effective January 1, 1997, the Company and LPC entered into an employment agreement with Leonard Parker, pursuant to which Mr. Parker is to be employed as Chairman of LPC for a period of three years at a base salary of $250,000 per annum, which salary is to be increased based on the consumer price index. Pursuant to the agreement, Mr. Parker's salary for the period from January 1, 1999 through December 31, 2000 was paid in January 1997. Pursuant to the agreement, Mr. Parker has agreed not to compete with the Company during the term of his employment thereunder, and for a period of one year thereafter.

         In connection with the acquisition of LPC, effective January 1, 1997, the Company and LPC entered into an employment agreement with Douglas Parker, pursuant to which Mr. Parker is to be employed as President of LPC for a period of two years at a base salary of $175,000 per annum, which salary is to be increased based upon the consumer price index. In addition to his base salary, Mr. Parker is eligible to receive bonuses equal to up to 20% of his base salary based upon the achievement of performance criteria. In addition, Mr. Parker was granted options to purchase 65,000 shares of Common Stock at an exercise price of $6.75 per share under the Employee Plan. Pursuant to the agreement, Mr.
Parker has agreed not to compete with the Company during the term of his employment thereunder and for a period of one year thereafter.

         In connection with the acquisition of LPC, effective January 1, 1997, the Company and LPC entered into an employment agreement with Bradley Parker pursuant to which he is to be employed as Chief Executive Officer of LPC upon the same terms and conditions as those contained in Mr. Douglas Parker's employment agreement. In addition, effective January 1, 1997, the Company and Parker Reorder entered into employment agreements with each of Philip Parker and Mitchell Parker pursuant to which they are to be employed as President and Chief Executive Officer, respectively, of Parker Reorder upon the same terms and conditions as those contained in Mr.
Douglas Parker's employment agreement.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than ten percent shareholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. During the year ended December 31, 1996, all of such forms were filed in a timely manner, with the exception of Forms 3 and Forms 4 with respect to each of Watertone Holdings, L.P., Watertone L.L.C., John A. Garraty, Jr., E.W. Plaut and Joel A. Asen.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company hired Interstate Interior Services ("Interstate") as a subcontractor on certain of its projects. The President of Interstate is the sister of Alan G. Friedberg, the President of the Company's Renovation Division. During 1996 and from August 1, 1995, the date the Company acquired its hospitality restoration business, to December 31, 1995, the Company paid fees of $172,786 and $712,137, respectively, to Interstate.

         In February 1996, the Company, HRB, AGF, Tova Schwartz, and certain other parties thereto entered into the Divestiture Agreement pursuant to which, among other things, (i) the Company sold its lighting business to Tova

Schwartz, the Company's former President and Chief Executive Officer; (ii) Ms. Schwartz resigned from her positions as a director and officer of each of the Company and HRB; (iii) the Company repurchased 500,000 shares of Common Stock from Ms. Schwartz for $250,000 (which shares were subsequently sold by the Company in a private placement offering); (iv) Ms. Schwartz granted to the Company an option to purchase an additional 1,000,000 shares of Common Stock (all of which subsequently were repurchased by the Company and placed into treasury); and (v) the Company agreed to pay Ms. Schwartz consulting fees for a period of three years of $100,000 per year.

         In February 1996, the Company engaged Resource Holdings as a financial advisor until December 31, 1997. As compensation for such engagement, the Company granted Resource Holdings a five-year option to purchase 500,000 shares of Common Stock at an exercise price of $2.00 per share and paid a retainer of $10,000 per month for one year. Richard Bartlett, a director of the Company, is a Managing Director of Resource Limited, the general partner of Resource Holdings. In connection with the Apollo Joint Venture (described below), on April 10, 1997, the Company and Resource Holdings entered into a financial advisory agreement pursuant to which Resource Holdings agreed to assist the Company in connection with negotiations relating to the Apollo Joint Venture and to provide general financial advisory, strategic planning and acquisition advice to the Company. In consideration for those services, the Company agreed to pay Resource Holdings 16 1/2% of certain distributions received by the Company from the Apollo Joint Venture (after certain distributions to the joint venture parties and returns on capital invested in each project in which the Apollo Joint Venture participates) and such additional fees to be mutually agreed upon between Resource Holdings and the Company. The Company has not paid any amounts to Resource Holdings pursuant to this agreement.

         The Company is currently renovating the corporate headquarters of Watermark Limited, LLC ("Watermark LLC"). The Company bills Watermark LLC regularly for such services. At December 31, 1996, the Company had a receivable of $492,124 from Watermark LLC, which was collected in full during the first quarter of 1997. During 1997, the Company and Watermark LLC renegotiated the renovation contract to provide for fees more consistent with a project of similar scope and complexity. As a result of the renegotiation, the Company recognized additional revenue for the six months ended June 30, 1997 of $780,183. As of June 30, 1997 the Company had a receivable of $1,223,529, including $311,681 of costs in excess of billings from Watermark LLC.

         In May 1997, the Company entered into a joint venture (the "Apollo Joint Venture") with Apollo Real Estate Advisors II, L.P. ("Apollo") and Watermark LLC to identify, acquire, renovate, refurbish and sell hotel properties. The Company will perform all of the renovation and procurement services for each of the properties purchased by the Apollo Joint Venture. In addition, the Company will receive a five percent equity interest in each of the entities formed to purchase such properties in exchange for its contribution of five percent of the total equity required to acquire, renovate and sell such properties. The Apollo Joint Venture has entered into an agreement to acquire the Warwick Hotel in Philadelphia, Pennsylvania and has identified two additional hotel properties and is actively negotiating for their acquisition. Following the closing of the Warwick transaction the Company will fully renovate and refurbish the Warwick Hotel pursuant to a contract with the Apollo Joint Venture operating entity. The Warwick transaction is scheduled to close on or before September 28, 1997 but is subject to a number of conditions.

                            -------------------------

                            -------------------------

                                 PROPOSAL NO. 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed BDO Seidman, LLP to be the independent auditors of the Company for the fiscal year ending December 31, 1997. Although the selection of auditors does not require ratification, the Board of Directors has directed that the appointment of BDO Seidman, LLP be submitted to shareholders for ratification. If shareholders do not ratify the appointment of BDO Seidman, LLP, the Board of Directors will consider the appointment of other certified public accountants. A representative of BDO Seidman, LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

         The affirmative vote of the holders of a majority of the Common Stock present, in person or by proxy, is required for ratification of the appointment of BDO Seidman, LLP as independent auditors of the Company.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                            -------------------------

                              SHAREHOLDER PROPOSALS

         Shareholder proposals in respect of matters to be acted upon at the Company's 1998 Annual Meeting of Shareholders should be received by the Company on or before April 28, 1998 in order that they may be considered for inclusion in the Company's proxy materials.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters to be presented for action at the forthcoming Annual Meeting, but if any other matters properly come before the Annual Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.

         An Annual Report for the fiscal year ended December 31, 1996, including financial statements, has been mailed to shareholders with this Proxy Statement. If, for any reason, you did not receive your copy of the Annual Report, please advise the Company and a copy will be sent to you.

         It is important that proxies be returned promptly. Therefore, whether or not you plan to attend the meeting in person, you are urged to mark, date, execute and return your proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.


                              By Order of the Board of Directors,


                              HOWARD G. ANDERS,
                              Executive Vice President,
                              Chief Financial Officer and Secretary


Dated:   New York, New York
         August 28, 1997

                      HOSPITALITY WORLDWIDE SERVICES, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                                     FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS

                               SEPTEMBER 22, 1997


                  KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of HOSPITALITY WORLDWIDE SERVICES, INC. (the "Company") does hereby constitute and appoint ALAN G. FRIEDBERG AND HOWARD G. ANDERS or either of them (each with full power of substitution of another for himself) as attorneys, agents and proxies, for and in the name, place and stead of the undersigned, and with all the powers the undersigned would possess if personally present, to vote as instructed below all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Monday, September 22, 1997 at 10:00 A.M. local time at The Harmonie Club, 4 East 60th Street, New York, New York and at any adjournment or adjournments thereof, all as set forth in the Notice of Meeting and Proxy Statement.

                                                (See Reverse Side)

         1.       ELECTION OF A BOARD OF FIVE DIRECTORS:
                  To vote for the election of the following directors:  Leonard
                  F. Parker, Robert A. Berman, Douglas A. Parker, Louis K. Adler, George Asch, Richard A. Bartlett and Scott A. Kaniewski


                                                    (INSTRUCTIONS:  To withhold
      FOR all nominees      WITHHOLD AUTHORITY to   authority to vote for any
      listed to the right   vote for  nominees      individual nominee, strike a
      (except  as  marked   listed to the right     line through the nominee's
      to the contrary)                              name in the list below.)

             -----                 -----                Leonard F. Parker
             |   |                 |   |                Robert A. Berman
             -----                 -----                Douglas A. Parker
                                                        Louis K. Adler
                                                        George Asch
                                                        Richard A. Bartlett
                                                        Scott A. Kaniewski

2.       RATIFICATION OF THE APPOINTMENT OF AUDITORS:

         To ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

                  -----                     -----                      -----
         FOR      |   |        AGAINST      |   |        ABSTAIN       |   |
                  -----                     -----                      -----


3.       DISCRETIONARY AUTHORITY:

         To vote with discretionary authority with respect to all other matters which may come before the Annual Meeting.

                  -----                     -----                      -----
         FOR      |   |        AGAINST      |   |        ABSTAIN       |   |
                  -----                     -----                      -----

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO SUCH INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF ELECTION OF THE NOMINEES FOR DIRECTORS DESIGNATED BY THE BOARD OF DIRECTORS AND FOR
         ITEM 2.

         The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms that all the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated August 28, 1997.



Signature                             Date:


NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. WHEN SIGNING ON BEHALF OF A CORPORATION, YOU SHOULD BE AN AUTHORIZED OFFICER OF SUCH CORPORATION, AND PLEASE GIVE YOUR TITLE AS SUCH.